                                                                    EXHIBIT 99.1

         AMERICAN ORIENTAL BIOENGINEERING, INC. ANNOUNCES RECORD REVENUE
                    AND EARNINGS FOR THE SECOND QUARTER 2006

 REVENUE INCREASES 91% VERSUS LAST YEAR; NET INCOME INCREASES 74%; EPS OF $0.09

SECOND QUARTER 2006 HIGHLIGHTS:

         o        ORGANIC REVENUE GROWTH OF 66% DURING THE QUARTER
         o ACQUISITION OF GLP WAS ACCRETIVE TO BOTH REVENUES AND NET INCOME DURING THE SECOND QUARTER AND AOB ANTICIPATES AN ACCELERATION OF GROWTH AND PROFITABILITY IN SUBSEQUENT QUARTERS FROM THE SUBSIDIARY
         o GLP'S GROSS MARGINS AND OPERATING MARGINS INCREASE BY APPROXIMATELY 7% AND 13% RESPECTIVELY IN LESS THAN THREE MONTHS SINCE ACQUISITION
         o COMPANY ANNOUNCES THE ACQUISITION OF HQPL SUBSEQUENT TO THE CLOSE OF THE SECOND QUARTER

Hong Kong, August 14, 2006--American Oriental Bioengineering, Inc. (AMEX: AOB), a leading Chinese manufacturer and distributor of plant-based pharmaceutical and nutraceutical products, today announced financial results for the second quarter ended June 30, 2006.

Key Financial Indicators
(All numbers in thousands, except per-share amounts in USD)

                               Q22006      Q22005    Percentage Change
                               ------      ------    -----------------
Revenues                      $22,762      $11,902         91.2%
Cost of goods sold            $ 7,678      $ 4,189         83.3%
Gross Profit                  $15,083      $ 7,714         95.5%
Total Operating Expenses      $ 8,078      $ 3,248       148. 7%
Income from operations        $ 7,006      $ 4,466         56.9%
Net Income                    $ 5,827      $ 3,356         73.7%
EPS--Fully Diluted            $  0.09      $  0.08         12.5%
Diluted Shares                  62.8M        42.5M        47. 7%

The US dollar amounts are calculated based on the average conversion rate of US$1 to RMB 8.0 for the second quarter of 2006 and US $1 to RMB 8.3 for the second quarter of 2005.

Second Quarter 2006 Results:

For the second quarter 2006, the Company reported revenues of $22.8 million, an increase of 91.2 percent compared to $11.9 million in the second quarter of last year and up 19.3 percent compared to $19.1 million reported in the first quarter of 2006. Total revenues for the quarter increased both sequentially and


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year-over-year driven by strong organic growth in the Company's Plant-based
Pharmaceutical (PBP) and Plant-based Nutraceutical (PBN) line of products and as a result of the recent acquisition of Guangxi Lingfeng Pharmaceutical Company Limited (GLP) during the quarter. During the second quarter, PBP sales, including GLP products, increased by 113.5 percent to $15.8 million compared to the second quarter last year. Revenues within this segment continue to benefit from strong sales of the Company's Cease Enuresis and Shuanghuanlian Injection Powder products, which increased 138.8 percent and 46.7 percent respectively from the year ago period. GLP revenues during the second quarter totaled $3.0 million, which included just over two months of contribution during the quarter. Sales of PBN products in the second quarter of 2006 totaled $6.9 million, representing a 54.3 percent increase from the $4.5 million reported during the comparable period last year as we believe that our marketing efforts led to further penetration and greater brand awareness within the marketplace. An increase of 84.2 percent in sales of Protein Peptide series to $5.9 million had the biggest impact on PBN revenues during the second quarter 2006 as compared to the second quarter 2005.

"We are very pleased with both our revenue performance during the second quarter from an organic standpoint and the initial contribution from our acquisition of GLP," commented Mr. Tony Liu, Chairman and CEO of AOB. "Our products continue to be well received by consumers looking to address specific ailments or to improve their overall health and well-being through traditional Chinese herbal remedies. We believe that the acquisition of HQPL announced last month will be accretive to future growth as it provides us with a significantly expanded distribution network encompassing all major regions within China."

Cost of goods sold were $7.7 million during the second quarter, representing an increase of 83.3 percent, compared to $4.2 million in the same period last year. Gross margins for the period were 66.3 percent compared to 64.8 percent in the second quarter of 2005 and 65.9 percent in the first quarter of 2006. Gross margins increased both sequentially and year over year due to improved operating efficiencies across both PBP and PBN businesses.

Total operating expenses for the second quarter were $8.1 million which represented an increase of 148.8 percent versus last year as the Company increased expenses to support operational growth while also incurring additional expenses related to the GLP acquisition and integration. Selling and marketing expenses increased 255.5 percent to $2.0 million primarily related to the increased spending on promotional materials and higher marketing fees. Compared to the second quarter of last year advertising expenses increased 409.4 percent to $3.0 million, and general and administrative expenses increased 35.1 percent to $2.4 million. Operating income increased to $7.0 million, up 56.9 percent compared to $4.5 million in the year ago period. Operating margins were 30.8 percent as compared to 37.5 percent last year and 33.4 percent in the first quarter 2006.

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The Company had an effective tax rate of 21.0 percent compared to 23.6 percent last year. This tax is in addition to the Value Added Tax (VAT) of 17.0 percent deducted from the Company's gross revenues each quarter. Net income increased
73.7 percent to $5.8 million or $0.09 per fully diluted share versus net income of $3.4 million or $0.08 per fully diluted share in the same period last year. Fully diluted earnings per share increased 12.5 percent year over year.

For the sixth month period ending June 30, 2006, revenues increased 93.7 percent to $41.8 million as compared to $21.6 million last year. Organic revenue growth for the period was 80.0 percent. Gross profit increased 101.1 percent to $27.6 million resulting in a gross margin of 66.1 percent as compared to 63.7 percent in the comparable period last year with operational efficiencies previously highlighted. Operating income increased 78.5 percent to $13.4 million with resulting operating margins of 32.0 percent versus 34.8 percent last year with the resulting year over year decrease as a result of higher overall expenses. Net income for the period totaled $10.7 million as compared to $5.5 million last year representing a 93.8 percent increase. Fully diluted earnings per share increased 30.8 percent to $0.17 for the six month period ending June 30, 2006 as compared to $0.13 last year despite the 46.2 percent increase in weighted average fully diluted shares outstanding to 62.1 million and 42.5 million respectively.

The Company completed the quarter with $70.3 million in cash and cash equivalents. Cash and cash equivalents increased $12.8 million from $57.5 million at the end of 2005 primarily as a result of $8.6 million in positive cash flow from operations through the first six months of 2006, $25.0 million in the receipt of cash proceeds from the second tranche of the private placement effected in December 2005, offset by the net cash purchase price of GLP for $18.1 million. Free cash flow for the sixth month period ending June 2006 was $7.9 million. Inventory at the end of the second quarter totaled $10.4 million, representing a 111.0 percent and 28.3 percent increase respectively as compared to the end of second quarter 2005 and the end of fourth quarter 2005. Management believes inventory is at acceptable levels given the revenue growth experienced during the first six months of 2006 versus last year and future growth plans. The Company continues to have quality receivables with overall Days Sales Outstanding (DSO) decreasing 11 days from both the end of 2005 and the first quarter 2006 to 34 days.

Regarding the ongoing opportunity to derive value from the recent GLP acquisition, Mr. Liu commented, "Similar to our experience with the acquisition of HSPL, and based on initial GLP results, we have identified significant operational synergies which we expect will translate into improved margins for both GLP and AOB on a combined basis. Our expectation is that GLP margins can be comparable to that of AOB by the end of 2006."

Mr. Liu concluded, "We have continued to make significant operational and organizational improvements to AOB during the past year. By significantly expanding both our product portfolio and distribution channels we believe that we have built a solid foundation to leverage these assets into incremental future revenue, margin and net income growth opportunities."

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Conference Call Information:

The Company will hold a conference call at 4:45 p.m. ET to discuss second quarter 2006 results. Interested participants should call 877-692-2591 when calling within the United States or 973-582-2845 when calling internationally. There will be a playback available until Aug. 21, 2006. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 7673291 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at American Oriental Bioengineering's Web site at http://www.bioaobo.com. The webcast may also be accessed at ViaVid's Web site at www.viavid.net. The webcast can be accessed until Sept. 14, 2006 on either site.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering Inc. (AOB) uses proprietary processes for producing soybean protein peptide more efficiently than traditional extracting techniques. These techniques are used to manufacture and formulate supplemental and medicinal products. Soybean peptides are used widely in general food, health food products and medicines, among other applications. AOB also produces Cease-Enuresis Soft Gel, the only Chinese FDA-approved first grade, prescription medicine that is specially formulated to help alleviate bed-wetting and incontinence. The company is a leading producer of products in both the nutraceuticals and pharmaceuticals areas in China. For more information, visit http://www.bioaobo.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
American Oriental Bioengineering Inc.
Lily Li, 212-786-7568 (U.S.)
+86-451-86688139 (China)
aobo@bioaobo.com
----------------
    or
Hayden Communications
Matt Hayden, 858-704-5065 (Investors)
Matt@haydenir.com
-----------------

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                       AMERICAN ORIENTAL BIOENGINNERING, INC. AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED BALANCE SHEETS

                                               ASSETS
                                               ------
                                                                          JUNE 30,       DECEMBER 31,
                                                                           2006              2005
                                                                       ------------      ------------
                                                                         UNAUDITED
CURRENT ASSETS
Cash and cash equivalents                                              $ 70,342,537      $ 57,532,049
Accounts  receivable,  net of reserve of $216,891 and $266,248 at
June 30, 2006 and December 31, 2005, respectively                         8,702,038         8,168,420
Inventories,  net of $860,838 and $842,112 provision for obsolete
inventories at June 30, 2006 and December 31, 2005, respectively         10,373,263         4,916,500
Advances to suppliers                                                     2,690,070         3,494,320
Other receivables                                                         1,079,105           102,611
Marketable securities                                                         3,593                --
Due from employees                                                          954,724           409,159
Deferred consulting expenses                                                404,300           752,620
                                                                       ------------      ------------
Total Current Assets                                                     94,549,630        75,375,679

PLANT AND EQUIPMENT, NET                                                 23,280,626        13,386,439
LAND USE RIGHTS, NET                                                     32,546,914         7,925,763
CONSTRUCTION IN PROGRESS                                                  1,724,613         1,655,349
DEFERRED TAX ASSETS                                                       1,677,565           614,336
LICENSE, NET                                                                422,107           464,673
GOODWILL                                                                  2,197,553                --
INVESTMENT AND ADVANCE TO INVESTEE                                          204,182                --
                                                                       ------------      ------------

TOTAL ASSETS                                                           $156,603,190      $ 99,422,239
                                                                       ============      ============

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                                LIABILITIES AND SHAREHOLDERS' EQUITY
                                ------------------------------------
                                                                       JUNE 30,       DECEMBER 31,
                                                                        2006              2005
                                                                    ------------      ------------
                                                                      UNAUDITED
CURRENT LIABILITIES
Accounts payable                                                    $  2,369,356      $  1,230,767
Other payables and accrued expenses                                    2,652,475         1,604,096
Taxes payable                                                          1,389,134         1,485,872
Short-term bank loans                                                  7,504,127         3,717,380
Current portion of long-term bank loans                                  625,344                --
Customer deposits                                                      1,668,602           355,975
Notes payable                                                            370,940                --
Stock to be issued                                                     5,868,642           141,044
Other liabilities                                                        900,967            27,036
                                                                    ------------      ------------
Total current liabilities                                             23,349,587         8,562,170

LONG-TERM BANK LOANS                                                   1,375,757                --
DEFERRED TAX LIABILITIES                                               4,698,332           232,505
OTHER LIABILITIES                                                         16,098            23,018
                                                                    ------------      ------------
TOTAL LIABILITIES                                                     29,439,774         8,817,693
                                                                    ------------      ------------

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares
authorized;
   1,000,000 shares issued and outstanding at June 30, 2006
and December 31, 2005, respectively                                        1,000             1,000
Common stock, $0.001 par value; 150,000,000 shares authorized;
   62,665,788 and 57,109,188 shares issued and outstanding, at
June 30, 2006 and December 31, 2005, respectively                         62,666            57,109
Additional paid-in capital                                            84,673,795        59,491,393
   Retained earnings (the restricted portion of retained
earnings is $4,104,115 at June 30, 2006 and December 31, 2005)        40,357,292        29,625,765
Accumulated other comprehensive income                                 2,068,663         1,429,279
                                                                    ------------      ------------
Total Shareholders' Equity                                           127,163,416        90,604,546
                                                                    ------------      ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $156,603,190      $ 99,422,239
                                                                    ============      ============


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                            AMERICAN ORIENTAL BIOENGINEERING, INC AND SUBSIDIARIES CONDENSED
                                         CONSOLIDATED STATEMENTS OF INCOME AND
                                                  COMPREHENSIVE INCOME
                                                       (UNAUDITED)


                                                        THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                   ----------------------------      ----------------------------
                                                       2006              2005            2006             2005

REVENUES                                           $22,761,882      $11,902,470      $41,808,826      $21,555,252
COST OF GOODS SOLD                                   7,678,437        4,188,755       14,173,998        7,816,319
                                                   -----------      -----------      -----------      -----------
GROSS PROFIT                                        15,083,445        7,713,715       27,634,828       13,738,933

Selling and marketing                                1,956,629          550,446        3,655,169        1,205,821
Advertising                                          3,001,974          589,350        5,222,067        1,404,084
General and administrative                           2,437,645        1,803,799        4,316,287        3,029,193
Depreciation and amortization                           681355          303,946        1,067,548          608,927
                                                   -----------      -----------      -----------      -----------

INCOME FROM OPERATIONS                               7,005,842        4,466,174       13,373,757        7,490,908

INTEREST INCOME (EXPENSE), NET                         361,951           65,401          443,514          157,075
OTHER INCOME (EXPENSE), NET                             10,136            7,277            3,829            7,277
                                                   -----------      -----------      -----------      -----------
INCOME BEFORE INCOME TAXES                           7,377,929        4,393,496       13,826,415        7,326,556

INCOME TAXES                                         1,550,708        1,037,779        3,094,888        1,787,646
                                                   -----------      -----------      -----------      -----------

NET INCOME                                           5,827,221        3,355,717       10,731,527        5,538,910
                                                   -----------      -----------      -----------      -----------

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain                      378,670               --          638,295               --
Unrealized gain on marketable security                   1,089               --            1,089               --
                                                   -----------      -----------      -----------      -----------
Other comprehensive income before tax                  379,759                           639,384
Income tax expense related to other
   comprehensive income                                125,320               --          210,997               --
                                                   -----------      -----------      -----------      -----------

TOTAL OTHER COMPREHENSIVE INCOME, NET OF TAX           254,439               --          428,387               --
                                                   -----------      -----------      -----------      -----------

COMPREHENSIVE INCOME                               $ 6,081,660      $ 3,355,717      $11,159,914      $ 5,538,910
                                                   ===========      ===========      ===========      ===========

NET INCOME PER SHARE
     BASIC                                         $      0.09      $      0.08      $      0.17      $      0.14
     DILUTED                                       $      0.09      $      0.08      $      0.17      $      0.13

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     BASIC                                          62,657,876       39,927,624       61,944,618       39,837,225
     DILUTED                                        62,795,439       42,506,207       62,060,700       42,447,551

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